Exhibit 10.3

AMENDMENT TO EMPLOYMENT AGREEMENT

This AMENDMENT TO EMPLOYMENT AGREEMENT (the “Amendment”) modifies certain terms and conditions of the Employment Agreement effective December 1, 2014 between Larry Renfro and United HealthCare Services, Inc. (the “Employment Agreement”). Accordingly, Executive’s Employment Agreement is amended, effective as of the last date executed below, as follows:

Section 1.B is hereby deleted and replaced with the following:

B.    Title and Duties. Executive will be employed as the Vice Chairman of UnitedHealth Group and Chief Executive Officer of Optum and will report to the Chief Executive Officer of UnitedHealth Group. Executive will perform such duties, and exercise such supervision and control as are commonly associated with Executive’s position, as well as perform such other duties as are reasonably assigned to Executive. Executive will maintain operations in Executive’s area of responsibility, and promote and encourage compliance with applicable law and UnitedHealth Group’s Code of Conduct. Executive is subject to all of UnitedHealth Group’s employment policies and procedures (except as specifically superseded by this Agreement).
Section 3.A is hereby deleted and replaced with the following:

A.    Term. This Agreement’s term begins on August 15, 2017 and ends on August 14 2019 (“Employment Period”), unless sooner terminated under Section 3.B. If both parties consent in writing no later than 60 days prior to the end of the Employment Period, this Agreement shall be extended for an additional two-year period commencing on August 15, 2019 (“Additional Employment Period”).

Section 3.B.v is hereby deleted and replaced with the following:

v.    By Executive for Good Reason. Executive may terminate this Agreement and Executive’s employment for Good Reason, as defined below. Executive must give UnitedHealth Group written notice specifying in reasonable detail the circumstances constituting Good Reason, within 120 days of becoming aware of such circumstances, or such circumstances will not constitute Good Reason. If the circumstances constituting Good Reason are reasonably capable of being remedied, UnitedHealth Group will have 60 days to remedy such circumstances. “Good Reason” will exist if, without Executive’s consent, UnitedHealth Group: (a) reduces Executive’s base salary or target bonus percentage other than in connection with a general reduction affecting a group of similarly situated senior executives; (b) moves Executive’s primary work location more than 50 miles from Boston, Massachusetts or another location agreed upon by Executive and UnitedHealth Group, which is a substantive location of operations for Optum; (c) makes changes so that Executive no longer holds the position of Vice Chairman of UnitedHealth Group or another position with equivalent or greater responsibilities, duties and standing; or (d) makes changes to Executive’s reporting relationship that results in Executive not reporting to the Chief Executive Officer of UnitedHealth Group.

Exhibit 10.3

Except as expressly set forth in this Amendment, the Employment Agreement remains in full force and effect according to its terms.

United HealthCare Services, Inc.		Executive

By:	/s/ D. Ellen Wilson	By:	/s/ Larry C. Renfro
Its:	Executive Vice President, Human Capital

Date:	August 15, 2017	Date:	July 28, 2017

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